Exhibit 99.1

For Immediate Release

For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC ACQUIRES WATER TREATMENT COMPANY
Fort Wayne, IN – November 2, 2020 - Franklin Electric Co., Inc. (NASDAQ: FELE) announced today that it has acquired Waterite Inc. and its affiliate Waterite America Inc., headquartered in Winnipeg, Manitoba, Canada, in an all cash transaction. Waterite is a residential and commercial water treatment products and services provider in Canada and the United States. Waterite's consolidated annual sales are approximately USD $22 million.

Don Kenney, President of Franklin Electric’s global Water Systems business, commented:

“We have identified water treatment as a strategic adjacency to our leading ground water pumping position globally. We are pleased to add Waterite to our water treatment businesses. Waterite has served the Canadian water treatment market and their customers for almost 40 years with innovative products and best in class customer service and support and has recently entered the United States market as well. We are confident we can leverage their expertise to grow our water treatment capabilities in both Canada and the United States.”

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

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"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, epidemics and pandemics, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2019, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.